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                                                                    EXHIBIT 23.3


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SUPERVALU INC. for the registration of 606,003 shares of common stock and to the incorporation by reference therein of our report dated June 15, 1999 on the consolidated financial statements and schedule of Richfood Holdings, Inc. as of May 1, 1999 and May 2, 1998 and for each of the three fiscal years in the period ended May 1, 1999, included in the Current Report on Form 8-K of SUPERVALU INC. dated September 10, 1999, filed with the Securities and Exchange Commission.

                              /s/ ERNST & YOUNG LLP



Richmond, Virginia
January 13, 2000